EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-144985, 333-72508, 333-95765, 333-37641, 033-93100, 033-85766 and 333-117407 of Micro Component Technology, Inc. (the Company) on Form S-8 of our report dated March 28, 2008, which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, appearing in this Annual Report on Form 10-K of Micro Component Technology, Inc. for the year ended December 31, 2007.

/s/ Olsen, Thielen & Co. Ltd.

St. Paul, Minnesota

March 28, 2008